UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 26, 2008

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (818) 287-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                          Completion of Acquisition or Disposition of Assets.

On August 26, 2008, pursuant to the Agreement and Plan of Merger, dated as of April 30, 2008 (the “Agreement and Plan of Merger”), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of July 16, 2008 (the “Amendment” and, together with the Agreement and Plan of Merger, the “Merger Agreement”), among United Online, Inc., a Delaware corporation (“UOL”), UNOLA Corp., a Delaware corporation and an indirect wholly-owned subsidiary of UOL (“Merger Sub”), and FTD Group, Inc., a Delaware corporation (“FTD”), UOL completed its acquisition of FTD.  Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into FTD (the “Merger”), with FTD surviving the Merger as an indirect wholly-owned subsidiary of UOL.

Pursuant to the Merger Agreement, each share of FTD common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was canceled and converted at the Effective Time into the right to receive $10.15 in cash, without interest, and 0.4087 of a share of UOL common stock, par value $0.0001 per share (together, the “Merger Consideration”).

At the Effective Time, each option to purchase shares of FTD common stock with an exercise price less than the value of the Merger Consideration that was outstanding immediately prior to the Effective Time was canceled and converted into the right to receive, for each share of FTD common stock subject to such option, the Merger Consideration, reduced ratably by the exercise price of such option in the same proportion that the value of the cash and UOL common stock comprising the Merger Consideration bear to each other.  Each option to purchase shares of FTD common stock with an exercise price equal to or greater than the value of the Merger Consideration that was outstanding immediately prior to the Effective Time was canceled at the Effective Time and holders of such options did not receive any Merger Consideration in exchange for such options.  Each restricted share of FTD common stock that was outstanding immediately prior to the Effective Time was canceled at the Effective Time and (other than shares held by one executive officer, which shares forfeited pursuant to his employment agreement) converted into the right to receive the Merger Consideration.

Based on UOL’s closing stock price of $10.93 on August 26, 2008, the $10.15 in cash and 0.4087 of a share of UOL common stock represented approximately $14.62 in value for each share of FTD common stock.  The total value of the Merger Consideration to be paid to holders of shares of FTD common stock (including options to purchase shares of FTD common stock and restricted shares of FTD common stock as described above) is approximately $307 million in cash and approximately 12.3 million shares of UOL common stock, based on UOL’s closing stock price on August 26, 2008, and subject to the payment of cash in lieu of fractional shares of UOL common stock.

The foregoing description of the Merger Agreement and the Merger is not complete and is qualified in its entirety by reference to the Agreement and Plan of Merger, which was attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 6, 2008, and to the Amendment, which was attached as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on July 17, 2008, both of which are incorporated herein by reference.

UOL announced the completion of the Merger in a press release dated August 26, 2008, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 8.01.                                          Other Events.

In connection with the closing of the Merger, FTD, Inc., a Delaware corporation and wholly-owned subsidiary of FTD (“FTDI”), purchased approximately $170.0 million aggregate principal amount of its 7.75% Senior Subordinated Notes due 2014 (the “Notes”) tendered pursuant to its offer to purchase all of the approximately $170.1 million outstanding principal amount of the Notes, which purchased Notes were canceled.  The tender offer expired at 5:00 p.m., New York City time, on August 25, 2008.  Substantially concurrently with the closing of the Merger, UOL effected a covenant defeasance with respect to the balance of the Notes pursuant to the terms of the indenture governing the Notes.

Item 9.01.                                          Financial Statements and Exhibits.

                               (a)                                    Financial Statements of Business Acquired.  The financial statements of the business acquired required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K no later than November 12, 2008, which is 71 calendar days after the date that this Report is required to be filed.

                               (b)                                   Pro Forma Financial Information.  The pro forma financial information required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K no later than November 12, 2008, which is 71 calendar days after the date that this Report is required to be filed.

                               (d)                                   Exhibits.

Exhibit No.	Description

99.1	Press Release, dated August 26, 2008, issued by United Online, Inc. relating to the acquisition of FTD Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2008	UNITED ONLINE, INC.

	By:	/s/ Scott H. Ray
Scott H. Ray
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated August 26, 2008, issued by United Online, Inc. relating to the acquisition of FTD Group, Inc.